                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              ---------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant To Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): January 9, 2004

                               ATA HOLDINGS CORP.
             (Exact name of registrant as specified in its charter)

        Indiana                  000-21642                    35-1617970
    (State or other         (Commission File Number)         (IRS Employer
     jurisdiction                                            Identification
   of incorporation)                                            Number)

       7337 West Washington Street                         46231
          Indianapolis, Indiana                          (Zip Code)
 (Address of principal executive offices)


                                 (317) 247-4000
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.   Other Events

Amended Debt Exchange Offers

On January 9, 2004, ATA Holdings Corp. (the "Company") announced that it has amended its exchange offers (as amended, the "Exchange Offers") for $175,000,000 outstanding principal amount of its 10 1/2% Senior Notes due 2004 and $125,000,000 outstanding principal amount of its 9 5/8% Senior Notes due 2005 for cash and new Senior Notes due 2010. The press release is announcing the amendment is attached as Exhibit 99.1.

Item 7.   Financial Statements and Exhibits.

C.        Exhibits.

Exhibit No.              Description
-----------              -----------

Exhibit 99.1             Press Release dated January 9, 2004.


Item 9.   Regulation FD Disclosure.

A.    Introduction

The information contained in this Current Report on Form 8-K, including the exhibits hereto, is not a solicitation of tenders of existing securities nor an offer to sell or a solicitation of an offer to purchase any of the securities to be offered. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

B.    Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

C.    Supplemental Information

The following is certain information that will be disclosed by the Company in connection with the Exchange Offers.

1) As of September 30, 2003, and after giving effect to the Exchange Offers and the aircraft operating lease restructuring, assuming that 85% of each series of Existing Notes are exchanged in the Exchange Offers, our principal payments on indebtedness (excluding redeemable preferred stock) and our payment obligations under aircraft and facility operating leases would be as set forth in the table below. The projected payments below represent only a possible outcome of the Exchange Offers based on the assumptions specified above.

                           4Q
                          2003       2004       2005       2006       2007       2008       2009       2010       2011
                          ----       ----       ----       ----       ----       ----       ----       ----       ----
                                                                 (IN THOUSANDS)
ACTUAL
Current and long-term
 debt(1)...............  $ 8,383   $208,635   $162,889   $ 30,456   $ 30,032   $ 51,163   $  2,355   $  2,356   $    684
Lease obligations(2)...   67,985    285,372    275,879    274,658    278,445    271,318    260,655    258,803    245,701
Expected future lease
 obligations(3)........      599      5,994     18,582     42,281     54,327     39,701     38,272     37,994     37,473
                         -------   --------   --------   --------   --------   --------   --------   --------   --------
Total contractual cash
 obligations...........  $76,967   $500,001   $457,350   $347,395   $362,804   $362,182   $301,282   $299,153   $283,858
                         -------   --------   --------   --------   --------   --------   --------   --------   --------
                         -------   --------   --------   --------   --------   --------   --------   --------   --------
AS ADJUSTED
Current and long-term
 debt..................  $ 8,383   $ 59,885   $ 69,389   $ 30,456   $ 30,032   $ 51,163   $151,105   $108,606   $    684
Lease obligations......   21,500    233,443    261,286    310,758    312,702    306,716    284,266    278,379    263,435
Expected future lease
 obligations(3)........      322      5,333     19,885     47,300     53,118     29,473     43,491     59,470     57,861
                         -------   --------   --------   --------   --------   --------   --------   --------   --------
Total adjusted cash
 obligations...........  $30,205   $298,661   $350,560   $388,514   $395,852   $387,352   $478,862   $446,454   $321,980
                         -------   --------   --------   --------   --------   --------   --------   --------   --------
                         -------   --------   --------   --------   --------   --------   --------   --------   --------

                                      THERE-
                           2012       AFTER
                           ----       -----
                            (IN THOUSANDS)
ACTUAL
Current and long-term
 debt(1)...............  $     --   $   11,476
Lease obligations(2)...   240,752    1,129,317
Expected future lease
 obligations(3)........    37,193      342,023
                         --------   ----------
Total contractual cash
 obligations...........  $277,945   $1,482,816
                         --------   ----------
                         --------   ----------
AS ADJUSTED
Current and long-term
 debt..................  $     --   $   11,476
Lease obligations......   263,600    1,318,073
Expected future lease
 obligations(3)........    50,814      416,094
                         --------   ----------
Total adjusted cash
 obligations...........  $314,414   $1,745,643
                         --------   ----------
                         --------   ----------

---------

(1) See the discussion of debt obligations in Note 5 to the audited consolidated financial statements included in this offering memorandum. These figures also include projected payments on debt incurred in the first quarter of 2003 to finance an expansion of the Company's terminal at the Chicago-Midway Airport.

(2) See the discussion of operating leases in Note 6 to the audited consolidated financial statements included in this offering memorandum. These figures also include projected lease payments on one Boeing 737-800 and two Boeing 757-300 aircraft the Company took delivery of in the first nine months of 2003.

(3) Represents estimated payments on nine new Boeing 757-300 and Boeing 737-800 aircraft (and with respect to the As Adjusted figures, 11 new Boeing 757-300, Boeing 757-200 and Boeing 737-800 aircraft) the Company is committed to taking delivery of in 2003, 2004, and 2005 as well as four spare engines the Company is committed to taking delivery of in 2005 through 2008. The Company intends to finance these aircraft and engines with operating leases. However, no such leases are in place as the Company has not received the aircraft and engines. Payments for these expected future lease obligations were derived using leases for comparable aircraft currently in place and assuming amendments to the rent schedules comparable to the amendments contemplated by the aircraft operating lease restructuring. The Company's letters of intent with its aircraft lessors to amend certain of its aircraft operating leases, discussed in Note 2 to the unaudited consolidated financial statements included in this offering memorandum, contain certain restrictive covenants and set forth changes to certain commitments described above. The changes contemplated by the letters of intent are contingent upon, among other things, entering into definitive amendments with each lessor and completion of the Exchange Offers, with at least $255 million in aggregate principal amount of Existing Notes (without regard to series) having been tendered and accepted for exchange, no later than January 30, 2004. The most significant change to the commitments described above would be that the financing for seven new Boeing 737-800 aircraft scheduled for future delivery would be at the option of the lessor, subject to obtaining satisfactory financing, and no longer firmly committed. In the event the Company is unable to obtain satisfactory financing for those aircraft, the manufacturer has agreed to delay delivery until such date that satisfactory financing could be obtained. The Company can provide no assurance, however, that it will be able to obtain satisfactory financing in the future. For further discussion, see Note 12 to the audited consolidated financial statements included in this offering memorandum.

2) At September 30, 2003, and December 31, 2002, respectively, after giving pro forma effect to the Exchange Offers (assuming 85% acceptances by each series of Existing Notes) and the amendments to our aircraft operating leases, we would have had outstanding approximately $515.4 million and $522.2 million of indebtedness, approximately $202.6 million and $209.1 million of which would have been secured, and approximately $1.66 billion and $1.88 billion of aircraft operating lease obligations which come due between September 30, 2003 and February 1, 2009 and January 1, 2003 and February 1, 2009, respectively.

 3)                 SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    In the table below, we provide you with summary historical consolidated financial data and other operating information of ATA Holdings and its subsidiaries. We have prepared the selected financial data for the five fiscal years ended December 31, 2002 included in this table using the audited consolidated financial statements of ATA Holdings for such fiscal years, which have been audited by Ernst & Young LLP, independent auditors. We have prepared the summary financial data for the nine-month periods ended September 30, 2002 and September 30, 2003 included in this table using the unaudited consolidated financial statements of ATA Holdings for each of such periods, which, in the opinion of our management, include all adjustments necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year.


                                                                                                    NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                  ------------------------------------------------------------   -----------------------
                                    1998        1999         2000         2001         2002         2002         2003
                                    ----        ----         ----         ----         ----         ----         ----
                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
   Scheduled service............  $511,254   $  624,647   $  753,301   $  820,666   $  886,579   $  664,431   $  816,326
   Charter......................   344,482      389,979      435,262      359,770      309,242      238,698      285,393
   Ground package...............    23,186       58,173       59,848       52,182       35,687       30,582       11,333
   Other........................    40,447       49,567       43,142       42,866       45,862       32,689       36,402
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
      Total operating revenues..   919,369    1,122,366    1,291,553    1,275,484    1,277,370      966,400    1,149,454
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating expenses:
   Salaries, wages and
    benefits....................   211,304      252,595      297,012      325,153      355,201      264,782      293,348
   Fuel and oil.................   137,401      170,916      274,820      251,333      206,574      151,350      208,388
   Aircraft rentals.............    53,128       58,653       72,145       98,988      190,148      135,731      168,420
   Handling, landing and
    navigation fees.............    74,640       89,302       97,414       88,653      110,528       85,473       86,567
   Depreciation and
    amortization................    78,665       96,038      125,041      121,327       76,727       60,258       43,084
   Aircraft maintenance,
    materials and repairs.......    53,655       55,645       70,432       61,394       52,254       37,388       35,064
   Passenger service............    34,031       39,231       45,571       43,856       38,345       29,677       31,226
   Aircraft impairments and
    retirements.................        --           --           --      118,868       66,787       51,559           --
   Goodwill impairment..........        --           --           --           --        6,893           --           --
   Special charges..............        --           --           --       21,525           --           --           --
   U.S. government grant........        --           --           --      (66,318)      16,221       15,210      (37,156)
   Other........................   201,172      269,959      306,548      302,575      317,729      243,851      233,582
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
      Total operating expenses..   843,996    1,032,339    1,288,983    1,367,354    1,437,407    1,075,279    1,062,523
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
Operating income (loss).........    75,373       90,027        2,570      (91,870)    (160,037)    (108,879)      86,931
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
Other income (expense):
   Interest income..............     4,433        5,375        8,389        5,331        2,829        2,138        2,185
   Interest (expense)...........   (12,808)     (20,966)     (31,452)     (30,082)     (35,746)     (25,979)     (39,986)
   Other........................       212        3,361          562          554       (1,260)        (988)      (1,773)
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
      Other income (expense)....    (8,163)     (12,230)     (22,501)     (24,197)     (34,177)     (24,829)     (39,574)
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before income
 taxes..........................    67,210       77,797      (19,931)    (116,067)    (194,214)    (133,708)      47,357
Income taxes (credits)..........    27,129       30,455       (4,607)     (39,750)     (24,950)     (19,569)       7,311
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
   Net income (loss)............  $ 40,081   $   47,342   $  (15,324)  $  (76,317)  $ (169,264)  $ (114,139)  $   40,046
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
Preferred stock dividends.......        --           --         (375)      (5,568)      (5,720)      (3,235)      (4,009)
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) available to
 common shareholders............  $ 40,081   $   47,342   $  (15,699)  $  (81,885)  $ (174,984)  $ (117,374)  $   36,037
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
                                  --------   ----------   ----------   ----------   ----------   ----------   ----------
   Net income (loss) per share-
    basic.......................      3.41         3.86        (1.31)       (7.14)      (14.94)      (10.04)        3.06
   Net income (loss) per share-
    diluted.....................      3.07         3.51        (1.31)       (7.14)      (14.94)      (10.04)        2.47

                                                                                                     NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                      -----------------------------------------------------------   -------------------
                                        1998        1999         2000         2001        2002        2002       2003
                                        ----        ----         ----         ----        ----        ----       ----
                                                 (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
BALANCE SHEET DATA (AT END OF
 PERIOD):
   Cash.............................  $ 172,936   $ 120,164   $  129,137   $  184,439   $ 200,160   $113,058   $196,932
   Working capital (deficiency).....     59,184     (10,106)      25,564       82,711      91,872    (28,726)  (130,211)
   Property and equipment, net......    329,332     511,832      522,119      314,943     265,627    293,931    259,816
   Total assets.....................    594,549     815,281    1,032,430    1,002,962     848,136    814,478    904,341
   Short-term debt (including
    current maturities).............      1,476       2,079       96,740      124,059      22,575     80,768    206,836
   Long-term debt...................    245,195     345,792      361,209      373,533     486,853    334,727    295,775
   Total debt.......................    246,671     347,871      457,949      497,592     509,428    415,495    502,611
   Shareholders' equity
    (deficit)(1)....................    102,751     151,376      124,654       44,132    (120,009)   (69,949)   (83,762)

CASH FLOW DATA:
   Net cash provided by (used in)
    operating activities............  $ 151,812   $ 152,673   $  111,692   $  144,424   $ (59,014)  $ (4,884)  $115,470
   Net cash provided by (used in)
    investing activities............   (142,352)   (305,718)    (290,837)    (129,791)     88,931     15,678   (100,276)
   Net cash provided by (used in)
    financing activities............     59,280     100,273      188,118       40,669     (14,196)   (82,175)   (18,422)

OTHER FINANCIAL DATA:
   Ratio of earnings to fixed
    charges(2)......................       3.03        2.65           --           --          --         --       1.45
   Deficiency of earnings available
    to cover fixed charges(2).......         --          --       23,138      130,353     200,657    139,381         --
   EBITDAR(3).......................    211,811     253,454      208,707      134,330     108,407     88,260    298,847
   EBITDA(3)........................    158,683     194,801      136,562       35,342     (81,741)   (47,471)   130,427
   Ratio of EBITDAR to fixed
    charges.........................       6.60        5.67         3.52         1.73        1.09       1.21       2.92
   Ratio of EBITDA to fixed
    charges.........................       4.94        4.36         2.30         0.45       (0.82)     (0.65)      1.27
   Ratio of total debt to EBITDA....       1.55        1.79         3.35        14.08       (6.23)     (8.75)      3.85

SELECTED OPERATING DATA FOR
 PASSENGER SERVICE:(4)
   Available seat miles
    (millions)(5)...................   13,851.7    15,082.6     16,390.1     16,187.7    17,600.0   13,050.6   15,848.7
   Revenue passenger miles
    (millions)(6)...................    9,758.1    10,949.0     11,816.8     11,675.7    12,384.2    9,396.2   10,912.2
   Passenger load factor(7).........      70.5%       72.6%        72.1%        72.1%       70.4%      72.0%      68.9%
   Revenue per available seat
    mile............................    6.64[c]     7.44[c]      7.88[c]      7.88[c]     7.26[c]    7.41[c]    7.25[c]
   Operating expense per ASM(8).....    6.09[c]     6.84[c]      7.86[c]      8.45[c]     8.17[c]    8.24[c]    6.70[c]
   Block hours flown(9).............    160,403     175,460      191,532      197,043     239,298    173,267    221,220
   Average daily aircraft
    utilization (block hours per
    day)(10)........................
      Lockheed L-1011-50/100........       6.72        6.51         6.63         6.02        4.16       4.45       7.35
      Lockheed L-1011-500...........         --        6.47         6.77         6.69        5.81       5.93       7.00
      Boeing 727-200 ADV............       9.02        8.95         8.78         7.48        5.04       5.04         --
      Boeing 757-200................      11.88       11.86        11.90        11.30       10.74      10.84      11.61
      Boeing 737-800................         --          --           --         9.14        9.87       9.94      10.48
      Boeing 757-300................         --          --           --         9.78        9.74       9.72      10.98
   Total jet aircraft...............         48          53           58           60          66         63         64

---------

 (1) No common stock dividends were paid in any of the periods presented.
 (2) The 'ratio of earnings to fixed charges' represents earnings divided by fixed charges, as defined in the following paragraph. The 'deficiency' represents the amount of fixed charges in excess of earnings.

      For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges, adjusted to exclude the amount of any interest capitalized during the period. Fixed charges include the total of: (i) interest, whether expensed or capitalized;
      (ii) amortization of debt expense relating to any indebtedness, whether expensed or capitalized; and
      (iii) one-fourth of rental expense as can be demonstrated to be representative of the interest factor from 1998-2002 and one-third of rental expense as can be demonstrated to be representative of the interest factor for 2003.

 (3) EBITDA, a measure used by management to measure operating performance, is defined as net income (loss), plus interest expense (net of capitalized interest), income tax expense, depreciation and amortization. We further adjust EBITDA by adding aircraft rental expense to arrive at EBITDAR. We believe that this adjustment from EBITDA to EBITDAR is appropriate to provide additional information to investors about our financial performance since aircraft rental expense is an important component of our financial model and also allows comparison between us and other companies in the industry based on an industry-standard financial measure. Furthermore, many of our debt instruments and other agreements contain covenants that are based on financial measures comparable to EBITDAR. This adjustment to EBITDA may not be in accordance with current Commission practice or with regulations adopted by the Commission that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act. Accordingly, the Commission may require us to present EBITDAR differently in filings made with the Commission than as presented in this offering memorandum, or it may prohibit us from presenting EBITDAR entirely.

      EBITDA and EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or cash flows from operating activities as determined in accordance with GAAP as a measure of profitability or liquidity. Because not all companies use identical calculations, these presentations of EBITDA and EBITDAR may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA and EBITDAR are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, operating lease payments, tax payments and debt service requirements.

      EBITDA and EBITDAR are calculated as follows (unaudited):

                                                                                                  NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                         -----------------------------------------------------   --------------------
                                           1998       1999       2000       2001       2002        2002        2003
                                           ----       ----       ----       ----       ----        ----        ----
                                                                    (DOLLARS IN THOUSANDS)
Net income (loss)......................  $ 40,081   $ 47,342   $(15,324)  $(76,317)  $(169,264)  $(114,139)  $ 40,046
Income tax expense (credit)............    27,129     30,455     (4,607)   (39,750)    (24,950)    (19,569)     7,311
Interest expense (net of capitalized
 interest).............................    12,808     20,966     31,452     30,082      35,746      25,979     39,986
Depreciation and amortization..........    78,665     96,038    125,041    121,327      76,727      60,258     43,084
                                         --------   --------   --------   --------   ---------   ---------   --------
   EBITDA..............................   158,683    194,801    136,562     35,342     (81,741)    (47,471)   130,427
Aircraft rentals.......................    53,128     58,653     72,145     98,988     190,148     135,731    168,420
                                         --------   --------   --------   --------   ---------   ---------   --------
   EBITDAR.............................  $211,811   $253,454   $208,707   $134,330   $ 108,407   $  88,260   $298,847
                                         --------   --------   --------   --------   ---------   ---------   --------
                                         --------   --------   --------   --------   ---------   ---------   --------

 (4) The operating data (other than revenue per ASM and operating expense per ASM) pertain to ATA and Chicago Express and do not include information for other operating subsidiaries of ATA Holdings.

 (5) Available seat miles (ASMs) represent the number of seats available for sale to revenue passengers multiplied by the number of miles those seats are flown. ASMs are an industry measure of the total seat capacity offered for sale by the Company, whether sold or not.

 (6) Revenue passenger miles (RPMs) represent the number of seats occupied by revenue passengers multiplied by the number of miles those seats are flown. RPMs are an industry measure of the total seat capacity actually sold by the Company.

 (7) Passenger load factor is the percentage derived by dividing RPMs by ASMs. Passenger load factor is relevant to the evaluation of scheduled service because incremental passengers normally provide incremental revenue and profitability when seats are sold individually. In the case of commercial charter and military/government charter, load factor is less relevant because an entire aircraft is sold by the Company instead of individual seats. Since both costs and revenues are largely fixed for these types of charter flights, changes in load factor have less impact on business unit profitability.

 (8) 'Operating expense per ASM' for any period represents the amount determined by dividing total operating expense for such period by the total ASMs for such period. This measure is also referred to as cost per available seat mile (CASM). CASM is a commonly used measure of the cost required for an airline to produce ASMs for sale to its customers.

 (9) 'Block hours flown' for any aircraft represents the elapsed time computed from the moment the aircraft first moves under its own power from the boarding ramp at one airport to the time it comes to rest at the boarding ramp of the next point of landing. Some variable airline costs, such as fuel, crew and maintenance costs, vary with the number of block hours flown.

(10) 'Average daily aircraft utilization' is determined with respect to each aircraft type for any period by dividing the block hours flown by all aircraft of such type during such period by the 'weighted average' number of days during such period that aircraft of such type were owned or leased by ATA. Average daily utilization is a measurement commonly used by airlines of the productive use of its aircraft to generate ASMs for sale.

(11) The following summarized financial data (unaudited) in this table has been derived from the financial statements of ATA for each of the respective periods presented. ATA is the principal operating subsidiary of ATA Holdings. The following financial data excludes the other subsidiaries of ATA Holdings (Ambassadair Travel Club, Inc., ATA Leisure Corp., Amber Travel, Inc., American Trans Air ExecuJet, Inc., ATA Cargo, Inc., American Trans Air Training Academy, Inc. and Chicago Express). ATA Holdings allocates certain expenses, such as income taxes, to the various subsidiaries as if they were operating on a stand alone basis.

                                                                                                  NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                         -----------------------------------------------------   --------------------
                                           1998       1999       2000       2001       2002        2002        2003
                                           ----       ----       ----       ----       ----        ----        ----
                                                                    (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:(11)

   Operating revenues...........   $877,187   $1,008,855   $1,180,962   $1,153,672   $1,153,845   $  874,362   $1,065,305
   Depreciation and
    amortization................     78,595       93,820      120,262      117,813       74,546       58,595       41,304
   Operating income (loss)......     80,920       97,558       18,680      (91,454)    (160,838)    (111,616)      76,160
   Interest expense, net........    (12,808)     (20,969)     (31,474)     (30,094)     (35,728)     (25,979)     (39,894)
   Income (loss) before income
    taxes.......................     72,528       84,989       (4,359)    (115,875)    (195,238)    (136,621)      36,545
   Net income (loss)............     43,329       51,951       (5,579)     (76,198)    (169,436)    (117,052)      29,234

                                                                                                    NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                  ------------------------------------------------------------   -----------------------
                                    1998        1999         2000         2001         2002         2002         2003
                                    ----        ----         ----         ----         ----         ----         ----
BALANCE SHEET DATA (AT END OF
 PERIOD):
   Working capital
    (deficiency)................  $ 10,768   $  (32,049)  $  (54,102)  $   11,703   $    6,815   $ (108,930)  $ (225,790)
   Property and equipment, net..   328,661      508,210      650,185      299,255      253,992      283,471      248,544
   Total assets.................   593,489      823,090    1,050,579    1,140,988      813,226      773,869      874,577
   Short-term debt (including
    current maturities).........     1,476        2,079       96,740      124,059       22,575       80,768      206,836
   Long-term debt...............   245,195      345,792      361,209      373,533      486,853      334,727      295,775
   Total debt...................   246,671      347,871      457,949      497,592      509,428      415,495      502,611
   Shareholders' equity
    (deficit)(12)...............    50,091      102,039       96,461       20,263     (145,903)     (98,020)    (116,669)

CASH FLOW DATA:
   Net cash provided by (used
    in) operating activities....  $162,059   $  135,972   $  168,579   $  131,339   $  (62,940)  $   (1,104)  $  116,266
   Net cash provided by (used
    in) investing activities....  (141,955)    (299,739)    (277,898)    (122,648)      86,458       11,492      (97,812)
   Net cash provided by (used
    in) financing activities....    55,115      105,202      120,735       44,771       (8,131)     (81,984)     (18,661)

---------


(12)  No dividends were paid in any of the periods presented.

  4) At September 30, 2003, after giving pro forma effect to the completion of the Exchange Offers and aircraft operating lease restructuring and assuming that 85% of each series of Existing Notes are exchanged, we would have had approximately $5.47 billion of payment obligations, including debt, aircraft operating leases and trade payables, and $80.0 million stated value of preferred stock outstanding.

5)                                   CAPITALIZATION

    The following table sets forth our actual consolidated capitalization derived from our unaudited consolidated financial statements at September 30, 2003, and as adjusted to reflect consummation of the Exchange Offers (assuming that 85% of each series of Existing Notes is tendered prior to the Expiration
Date). This table does not take into consideration any fees associated with the aircraft operating lease restructuring.

                                                       AT SEPTEMBER 30, 2003    AT SEPTEMBER 30, 2003
                                                       ----------------------   ----------------------
                                                                                    (AS ADJUSTED)
                                                       (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
Cash(1)..............................................         $196,932                 $172,188
                                                              --------                 --------
                                                              --------                 --------
Short-term Debt
    10.5% Senior Notes due 2004......................          175,000                   26,250
    Other short-term debt (current maturities of
      long-term debt)................................           31,836                   31,836
                                                              --------                 --------
                                                               206,836                   58,086
Long-term Debt
    ATSB term loan due 2008, net of unamortized
      discount of $4,052.............................          135,948                  135,948
    9.625% Senior Notes due 2005.....................          125,000                   18,750
    Senior Notes due 2009 offered hereby, net of
      unamortized discount of $14,875(2).............               --                  141,313
    Senior Notes due 2010 offered hereby, net of
      unamortized discount of $10,625(2).............               --                  100,938
    Special Facility Revenue Bonds-Gate, due 2018....            5,674                    5,674
    Special Facility Revenue Bonds-Hangar, due
      2020...........................................            6,000                    6,000
    Secured bank debt, due 2014......................           13,440                   13,440
    Secured bank debt, due 2005......................            8,408                    8,408
    Capital lease, due 2008..........................            1,204                    1,204
    Capital lease, due 2005..........................               74                       74
    Other............................................               27                       27
                                                              --------                 --------
                                                               295,775                  431,776
                                                              --------                 --------
    Total Redeemable Preferred Stock.................           54,220                   50,000
                                                              --------                 --------
    Total Debt.......................................          556,831                  539,862
    Total Convertible Redeemable Preferred Stock.....           32,274                   30,000
    Total shareholders' equity (deficit)(3)..........          (83,762)                 (89,262)
                                                              --------                 --------
        Total capitalization.........................         $505,343                 $480,600
                                                              --------                 --------
                                                              --------                 --------

---------

(1) Cash at September 30, 2003..............................        $196,932
    Payment of cash consideration of 5%.....................         (12,750)
    Payment of dividends on Redeemable Preferred Stock......          (4,220)
    Payment of dividends on Convertible Redeemable
     Preferred Stock........................................          (2,274)
    Payment of fees related to exchange offer...............          (5,500)
                                                                    --------
    Cash as adjusted at September 30, 2003..................        $172,188

(2) Unamortized discount on the Senior Notes due 2009 and the Senior Notes due 2010 relates to the increase in the face value of the Notes for holders participating in the Exchange Offers. In accordance with FASB Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, ('FAS 15'), the discount will be amortized over the term of the New Notes.

(3) The Company estimates the costs to complete the Exchange Offers to be approximately $5.5 million. These costs have been deducted from Total shareholders' equity (deficit) at September 30, 2003, as adjusted, as they will be expensed as incurred.

6) As part of the Company's plan to address its liquidity difficulties, in addition to the Exchange Offers, the Company has entered into letters of intent with three of the lessors under its aircraft operating leases, BCSC, GECAS and ILFC, to amend certain of its aircraft operating leases that were entered into in 2001, 2002 and 2003 with those parties. The effect of the amendments would be to delay the payment of portions of the amounts due under those aircraft operating leases primarily between June 30, 2003 and March 31, 2005, which would ease the Company's current liquidity difficulties. The payments delayed during this time period would be subsequently paid at various times throughout the remaining life of the leases. The effectiveness of the proposed amendments is conditioned upon, among other things, entering into definitive lease amendments with each of the lessors and the completion of the Exchange Offers, with at least $255 million in aggregate principal amount of Existing Notes (without regard to series) having been tendered and accepted for exchange, no later than January 30, 2004.

   The letter of intent with BCSC (the 'BCSC Restructuring Letter') calls for amendments to each of the operating lease agreements between BCSC, as lessor, and the Company, as lessee, entered into in 2001 and 2002 with respect to ten Boeing 757-300 (the 'BCSC Leases'). The effect of the amendments would be to defer payments due under the BCSC Leases between June 30, 2003 and March 31, 2005 and to extend the terms of the leases by two years. Also, we have agreed with The Boeing Company to defer, until 2005, the delivery of seven Boeing 737-800 aircraft we were formerly committed to take delivery of in 2004, and we have the ability to further defer such deliveries if acceptable financing is not available. In addition to entering into definitive lease amendments with each of the lessors and the completion of the Exchange Offers, with at least $255 million in aggregate principal amount of Existing Notes (without regard to series) having been tendered and accepted for exchange, by January 31, 2004, the amendments called for by the BCSC Restructuring
Letter are conditioned on, among other things, our having paid in cash all accrued dividends on the shares of the Company's Series A Preferred Stock held by Boeing Capital Corporation. Until the BCSC Restructuring Letter is effective, we will continue to make the regularly scheduled payments under the BCSC Leases, which payments will be retained by BCSC as security for our obligation to have made those payments in the event that the BCSC
Restructuring Letter does not become effective. Additionally, the BCSC Restructuring Letter provides that we will amend the terms of the operating leases relating to two Boeing 757-300 aircraft delivered to us in June and July 2003 to incorporate certain U.S. Federal income tax benefits and to increase the pricing under those leases to be consistent with the pricing under the BCSC Leases.

   The letter of intent with GECAS (the 'GECAS Restructuring Letter') calls for amendments to the single investor operating lease agreements between GECAS, as lessor, and the Company, as lessee, entered into in 2001 and 2002 with respect to nine Boeing 737-800 aircraft and two spare engines
(the 'GECAS Leases'). The effect of the amendments would be to defer payments due under the GECAS Leases between June 30, 2003 and June 30, 2005 and to extend the terms of the leases by two years. The GECAS Restructuring Letter also would provide that GECAS' commitment to provide financing for five Boeing 737-800 aircraft be terminated. In addition to entering into definitive amendments with each of the lessors and the completion of the Exchange Offers, with at least $255 million in aggregate principal amount of Existing Notes (without regard to series) having been tendered and accepted for exchange, by January 30, 2004, the amendments called for by the GECAS Restructuring Letter are conditioned on, among other things, our having agreed with The Boeing Company to defer delivery of seven Boeing 737-800 aircraft we are currently committed to take delivery of in 2004 for at least one year and having evidenced that our principal credit card processing agreement is in effect until December 31, 2004.

    In connection with the GECAS Restructuring Letter, we have entered into letters of intent with GECAS with respect to one Boeing 757-200 aircraft, which we took delivery of in December 2003, and one Boeing 737-800 aircraft that we would expect to take delivery of in November 2004. We expect that the commercial terms and conditions of the leases for these aircraft would be generally comparable to the restructured terms of the GECAS Leases.

    The letter of intent with ILFC (the 'ILFC Restructuring Letter') calls for amendments to each of the operating lease agreements between ILFC, as lessor, and the Company, as lessee, entered into in 2002 and 2003, with respect to 14 aircraft currently leased by the Company and to the leases for one aircraft we are committed to take delivery of in 2004 (the 'ILFC Leases'). The effect of the amendments would be to reduce the scheduled lease payments over the remaining terms of the ILFC Leases with respect to the 14 aircraft we currently lease and to reduce the scheduled lease payments over the entire term of the ILFC Leases with respect to the one aircraft we are committed to take delivery of in 2004. In addition to entering into definitive amendments with each of the lessors and the completion of the Exchange Offers, with at least $255 million in aggregate principal amount of Existing Notes (without regard to series) having been tendered and accepted for exchange, by January 31, 2004, the amendments called for by the ILFC Restructuring Letter are conditioned on our having paid to ILFC all dividends payable on our Series B Preferred Stock held by ILFC and having our principal credit card processing agreement remain in effect until December 31, 2004 on terms which are not materially less favorable than those in effect during the 2003 contract year.

7) The Company's results of operations are significantly impacted by changes in the price of aircraft fuel. During 2002, aircraft fuel accounted for approximately 14.4% of the Company's operating expenses, compared to 18.4% in 2001. In addition to purchasing fuel-hedging contracts, the Company obtains fuel price fluctuation protection from escalation clauses in certain commercial charter, military charter, bulk scheduled service and mail contracts.

    During 2002 and 2001, the Company entered into fuel hedge contracts to reduce the volatility of fuel prices, using heating oil swaps. As of September 30, 2003, it had no outstanding fuel hedge agreements.

    Market risk is estimated as a hypothetical 10% increase in the December 31, 2002 cost per gallon of fuel. As of December 31, 2002, based on projected 2003 fuel usage, excluding anticipated protection from escalation clauses, such a change would result in an increase in aircraft fuel expense of approximately $19.4 million. As of September 30, 2003, based on a hypothetical 10% increase in the cost per gallon of fuel from the cost per gallon on such date, that risk was $5.4 million for the remainder of 2003. Additionally, we estimate that based on 2004 projected usage, a 10% increase in fuel cost over the September 30, 2003 price per gallon of fuel would result in an increase in our fuel expenses by approximately $24.0 million for the 2004 fiscal year.


(8) The Company's results of operations are affected by fluctuations in market interest rates. As of September 30, 2003, the majority of the Company's variable-rate debt was comprised of approximately $168.0 million of variable-rate debt through the secured term loan. As of December 31, 2002, the majority of the Company's variable-rate debt was comprised of approximately $168.0 million and $8.4 million, respectively, of variable-rate debt through the secured term loan, and debt funding aircraft pre-delivery deposits. As of December 31, 2001, the majority of the Company's variable-rate debt was comprised of approximately $35.0 million and $118.2 million, respectively, of variable-rate debt through a revolving credit facility, and debt funding aircraft pre-delivery deposits. If interest rates average 100 basis points more on variable-rate debt in 2003, as compared to 2002 average rates, the Company's interest expense would increase by approximately $1.8 million. In comparison, if interest rates averaged 100 basis points more on variable-rate debt in 2002, as compared to 2001 average rates, the Company's interest expense would have increased by approximately $1.5 million.

    As of September 30, 2003, and December 31, 2002 and 2001, the majority of the Company's fixed-rate debt was comprised of unsecured debt with a carrying value of $300.0 million. Based upon a calculation of discounted future cash flows using current incremental borrowing rates as of the end of the year for similar types of instruments, the fair value as of September 30, 2003 of this fixed-rate debt is estimated to be approximately $306.6 million. Market risk, estimated as the potential increase in fair value resulting from a hypothetical 100 basis point decrease in market interest rates, was approximately $11.2 million as of September 30, 2003. As of December 31, 2002, that risk was approximately $32.5 million. As of December 31, 2001, that risk was approximately $17.2 million.

    If 2003 average short-term interest rates had decreased by 100 basis points as compared to 2002 average rates, the Company's projected interest income from short-term investments would have decreased by approximately $2.0 million. In comparison, the Company estimated that if 2002 average short-term interest rates decreased by 100 basis points as compared to 2001 average rates, its interest income from short-term investments would have decreased by approximately $1.8 million as of December 31, 2001.

    All estimated changes in interest income and expense are determined by considering the impact of hypothetical changes in interest rates on the Company's debt and cash balances at September 30, 2003, and December 31, 2002 and 2001.

  9)  AIRCRAFT FLEET

    At September 30, 2003, ATA and Chicago Express were certified by the FAA to operate a fleet of 81 aircraft. The following table summarizes the ownership characteristics of each aircraft type as of September 30, 2003.

                                         OWNED (ENCUMBERED-   OPERATING LEASE   OPERATING-LEASE
                                          PLEDGED ON DEBT)    (FIXED BUY-OUT)    (NO BUY-OUT)     TOTAL
                                         ------------------   ---------------   ---------------   -----
Lockheed L-1011-50 and 100.............            1                  --                 1          2
Lockheed L-1011-500....................            4                  --                --          4
Boeing 737-800.........................           --                  18                13         31
Boeing 757-200.........................           --                  14                 1         15
Boeing 757-300.........................           --                  12                --         12
SAAB 340B..............................            2                  15                --         17
                                               -----               -----             -----         --
    TOTAL..............................            7                  59                15         81
                                               -----               -----             -----         --
                                               -----               -----             -----         --

    In addition, the Company expects to take delivery of one new Boeing 737-800 aircraft over the remainder of 2003.



10)  AIRCRAFT PRE-DELIVERY DEPOSIT FINANCE FACILITIES

   In 2000, we entered into three finance facilities to fund pre-delivery deposits on new Boeing 757-300 and Boeing 737-800 aircraft. These facilities provided for up to $173.2 million in pre-delivery deposit funding. As of December 31, 2002, two of these facilities had terminated. As of September 30, 2003, we had no borrowings under these facilities.


11)  OPERATING LEASES

    We have entered into aircraft operating leases with several lessors in connection with the aircraft in our fleet. In general our aircraft operating leases are structured as long-term finance leases, with lease terms of 18 to 22 years and in some cases include an early buyout option typically exercisable after seventeen years. Pursuant to agreements entered into between 1999 and 2001, we agreed to take delivery of approximately 50 aircraft subject to these aircraft operating leases in 2001 through 2004. In addition to payment of the rent under the lease, during the term of the lease we are obligated to perform maintenance on the aircraft and maintain insurance coverage. The leases do not provide for termination prior to the end of the lease term other than by the lessor following an event of default or by us through an obsolescence termination right that normally is expected to be costly to us, and do not allow us to assign our rights under the lease or enter into a sublease without the lessor's consent. The principal events that give rise to an event of default under the aircraft operating leases are: our failure to make rent or other payments as they come due, our failure to obtain and maintain insurance for the aircraft, our default under any other aircraft operating lease with the same lessor, and our bankruptcy or insolvency. If we experience an event of default under an aircraft operating lease, at the expiration of the cure period the lessor will generally have the right to terminate the lease by written notice and reposess the aircraft or accelerate the remaining lease payments over the term of the lease. The lessor may apply all or any portion of any security deposit we have made against the amounts due under the lease.

    At the time that we entered into the majority of our aircraft operating leases, we structured the stream of rent payments to feature higher monthly payments at the beginning of the lease term and lower monthly payments at the end of the term, so as to minimize the effective financing cost to us of the structured lease. For accounting purposes, we record rent under the aircraft operating leases based on the straight-line method of equal monthly payments over the term of the lease. As a result, in the early portion of the lease terms we record the difference between the cash rent we pay and the book rent we record as prepaid rent on our balance sheet. In the operating lease restructuring, we intend to reprice selected leases so as to defer payments of some rent that would have been due between March 2003 and March 2005 until later in the lease terms.


12)  MORTGAGES

    In 1999, we obtained an $8.0 million loan secured by a 15-year mortgage on our Maintenance and Operations Center. In 2000, we obtained a $10.0 million loan secured by a 14-year mortgage on our Indianapolis Maintenance Hangar. As of September 30, 2003, these two mortgages have a combined remaining balance of $14.9 million.

13) The Company dicloses the following information regarding certain relationships and related party transations.

    J. George Mikelsons, the Company's Chairman and Chief Executive Officer, is the sole owner of Betaco, Inc., a Delaware corporation ('Betaco').
Betaco currently owns two airplanes (a Cessna Citation II and a Lear
Jet) and two helicopters (a Bell 206B Jet Ranger III and a Bell 206L-3 LongRanger). The two airplanes are leased or subleased to ATA. The Lear Jet has been used to fly corporate charters since September 2002. The Jet Ranger III and LongRanger helicopters are leased to American Trans Air ExecuJet, Inc. ('ExecuJet'). ExecuJet uses the Jet Ranger III for third-party charter flying and subleases the LongRanger to an Indianapolis television station.

    The lease for the Cessna Citation currently requires a monthly payment of $37,500 for a term beginning July 25, 2001, and ending on July 24, 2004. The lease for the Lear Jet requires a monthly payment of $33,600 for a term beginning December 24, 2001, and ending December 23, 2003. The lease for the JetRanger III currently requires a monthly payment of $3,500 for a term beginning November 1, 2002, and ending November 1, 2005. The lease for the LongRanger requires a monthly payment of $7,350 for a term beginning December 11, 2001, and ending October 31, 2005. Betaco lowered the lease payments for the JetRanger III and LongRanger an aggregate of $7,025 per month because of the decline in values for these aircraft. The Company believes that the current terms of the leases and subleases with Betaco for this equipment are no less favorable to the Company than those that could be obtained from third parties.

    Since 1996, the Company and Mr. Mikelsons have had an arrangement pursuant to which the Company provides certain domestic employees of Mr. Mikelsons with salary, health insurance and other non-cash benefits. Every quarter, the Company invoices Mr. Mikelsons for the full amount of such benefits. Historically, the timing of payments from Mr. Mikelsons to the Company has been inconsistent. Beginning in 2003, Mr. Mikelsons reimburses the Company prior to the pay date for these employees.

    The Company pays approximately $269,000 in annual compensation, plus associated non-cash benefits, to five employees who serve as the crew for two boats owned by Betaco and another company owned by Mr. Mikelsons. Under an agreement dated as of July 1, 2002, the Company agreed to pay for these employees in exchange for its use of the boats for business purposes (e.g., the entertainment of clients, customers and vendors of the Company). To the extent that, for any fiscal year, the crew's compensation, plus associated non-cash benefits, exceeds 75% of the amount that would have been charged by an outside third party under a fair market rental contract for the Company's actual use of the boats, Mr. Mikelsons is responsible for paying the difference.

    As of September 30, 2003, Mr. Mikelsons owes $675,319 to the Company pursuant to the arrangements relating to the domestic employees and the crew for the two boats. The Company has also paid Mr. Mikelsons a total of $120,000 in connection with the use of the boats by ATA prior to the July 1, 2002, agreement. While there have been other business uses by the Company, Mr. Mikelsons has determined not to seek reimbursement for them.

    William P. Rogers Jr., a former Chairman of the Audit Committee, is a partner at the law firm of Cravath, Swaine & Moore LLP, which has provided legal services to the Company over the past three years.

    Mr. Abel is a partner in the accounting firm of Blue & Co., LLC, which provided tax and accounting services to the Company in 2002.

    As part of the Company's compensation package to Willie McKnight, the Company's former Executive Vice President, Marketing and Sales, on January 24, 2000, the Company provided Mr. McKnight with an interest-free loan of $230,000. Fifty percent (50%) of the loan was forgiven on January 24, 2001, and the remainder of the principal balance was forgiven on January 24, 2002. The loan was evidenced by a Demand Promissory Note signed by Mr. McKnight.

    In addition, the Company loaned its former Chief Executive Officer, John Tague, $175,000 on February 1, 2001. The loan was evidenced by a Promissory Note, which bore interest at an annual rate of 4.75%. The loan was repaid in full by Mr. Tague on August 20, 2002.

14) In connection with the Exchange Offers, the Company has included in the exchange offering memorandum its audited consolidated financial statements at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002. Note 20 (Unaudited) to these financial statements includes additional disclosures concerning subsequent events (those occurring subsequent to December 31, 2002 and subsequent to the Company filing its audited consolidated financial statements at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002). Such disclosures are in addition to the notes to the audited consolidated financial statements at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Note 20 is as follows:

20. Subsequent Events (Unaudited)

    The Company is scheduled to make large principal payments on its outstanding senior indebtedness and on its aircraft operating leases in 2004 and 2005. In August 2004, $175 million of the Company's unsecured senior notes are due in full, with another $125 million of unsecured senior notes due in December 2005. The Company also has substantial fixed payment obligations under aircraft operating leases in 2004 and 2005, including a cash payment of approximately $170.9 million in the first quarter of 2004. The Company is currently unable to obtain any additional financing and does not expect to be able to do so in the near future. The Company does not anticipate that cash on hand as of September 30, 2003, together with cash generated by future operating activities and other sources, will be sufficient to meet its scheduled aircraft operating lease obligations beginning in 2004 and repay its debt when it matures. On September 3, 2003, Moody's Investors Service downgraded its ratings of this unsecured debt from 'Caa3' to 'Ca' and indicated that it has a negative outlook for future ratings. On July 30, 2003, S&P downgraded the Company's corporate credit rating from 'B-' to 'CCC' and its senior unsecured debt rating from 'CCC' to 'CC.' The Company's ratings remain on CreditWatch. The downgrade was based on an announcement that the Company does not expect to have enough cash to make payments on its unsecured senior notes due in 2004 and its aircraft operating lease payments and cannot obtain any additional financing.

    The Company's failure to make scheduled payments of interest or principal under the outstanding senior notes or to make its scheduled payments under the aircraft operating leases would constitute an event of default under many of the agreements governing its indebtedness (including its government guaranteed loan) due to cross-default provisions. Also, the Company's government guaranteed loan contains a covenant requiring the Company to maintain a cash balance of $40 million. Failure to comply with this covenant would constitute an event of default. In addition, if the Company fails to pay the principal amounts due under its outstanding senior notes, the trustee or the holders of at least 25 percent of the principal amount of those notes would have the option to take legal action against the Company to accelerate its obligations under the notes and collect the amounts due. If the Company fails to make scheduled payments under the aircraft operating leases, the lessors may repossess the aircraft subject to the leases, effectively shutting down its operations. Finally, in such circumstances the Company's credit card processors may elect to hold back up to 100 percent of its pre-paid sales pending provision of flight services to its customers, which would further aggravate its liquidity difficulties. As of October 10, 2003, the Company's principal credit card processor elected to delay 100 percent of its pre-paid sales.

    In an effort to address these issues, on August 29, 2003, the Company launched offers to exchange all of its outstanding 10 1/2% Senior Notes due 2004 for cash and new 11% Senior Notes due 2009 and all of its outstanding 9 5/8% Senior Notes due 2005 for cash and new 10 1/8% Senior Notes due 2010. The Company has been in discussions with a group of holders of the Existing Notes and intends to launch amended offers on January 9, 2004 to exchange all of its outstanding 10 1/2% Senior Notes due 2004 for cash and new Senior Notes due 2009, and all of its outstanding 9 5/8% Senior Notes due 2005 for cash and new Senior Notes due 2010. The amended exchange offers expire at 5:00 p.m., New York City Time, on January 26, 2004. In addition, the Company has entered into letters of intent with three of the lessors under its aircraft operating leases, Boeing Capital Services Corporation, General Electric Capital Aviation Services and International Lease Finance Corporation to amend certain aircraft operating leases that were entered into in 2001, 2002 and 2003 with those parties. The effect of the amendments would be to delay the payment of portions of the amounts due under those operating leases primarily between June 30, 2003 and March 31, 2005, which would ease the Company's current liquidity difficulties. The payments delayed during this time period would be subsequently paid at various times throughout the remaining life of the leases. The effectiveness of the proposed operating lease amendments is contingent upon, among other things, entering into definitive amendments with each of the lessors and the completion of the Exchange Offers, with at least $255 million in aggregate principal amount of the outstanding 10 1/2% Senior Notes due 2004 and 9 5/8% Senior Notes due 2005 (without regard to series) having been tendered and accepted for exchange, no later than January 30, 2004. If the Company is unable to reach a satisfactory agreement with its creditors pursuant to the Exchange Offers and the aircraft operating lease restructuring, the Company may be forced to restructure its debts in bankruptcy.






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D.    Forward-Looking Information

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identifiable by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different.

Should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. Except to the extent required by the Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements contained in this Current Report on Form 8-K whether as a result of new information, future events or otherwise.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ATA Holdings Corp.


Date:  January 12, 2004               By:  /s/ David M. Wing
                                           ---------------------------------
                                       Name:  David M. Wing
                                       Title: Executive Vice President & CFO






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                                  EXHIBIT INDEX


Exhibit No.              Description
-----------              -----------

Exhibit 99.1             Press Release dated January 9, 2004.